Exhibit 9

May 1, 2014

Sun Life Assurance Company of Canada (U.S.)
96 Worcester Street
Wellesley Hills, Massachusetts 02481

Re:	Post-Effective Amendment No. 9 to the Registration Statement of Sun Life of Canada (U.S.) Variable Account F on Form N-4 , File No. 333-168712

Gentlemen and Ladies:

You have requested my Opinion of Counsel in connection with the filing of this Post-Effective Amendment No. 9 to the Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to variable annuity contracts (the “Contracts”) issued by Sun Life Assurance Company of Canada (U.S.) (the “Company”) and its Variable Account. In giving this opinion, I have examined the Registration Statement and have examined such other documents and perceived such questions of Delaware law as I considered necessary and appropriate.

Based on such examination and review it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the state of Delaware.

2. The Variable Account has been duly established by the Company under the laws of the state of Delaware.

3. The Contracts are legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statement.

Very truly yours,

/s/ Kenneth N. Crowley

Kenneth N. Crowley
Senior Counsel